Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Jim Sabourin	423 294 6043
	INVESTORS	Tom White Matt Barnett	423 294 8996 423 294 7498

Unum elects Susan D. Devore to board of directors
CHATTANOOGA, Tenn. (Feb. 26, 2018) - Unum (NYSE: UNM) announced today that Susan D. DeVore, president and chief executive officer of health care improvement company Premier Inc., has been elected to serve as a director of the company.
At Premier, DeVore focuses on driving innovation in health care and developing solutions that support high-quality, efficient and sustainable care delivery models for Premier’s alliance of 3,900 U.S. hospitals and 150,000 providers. Under her leadership, the company had a successful initial public offering and has been publicly recognized for its ethical practices, technology innovations, quality of overall consulting, and work environment.
“We are very fortunate to have Susan joining our board,” said Kevin Kabat, chairman of the board of Unum Group. “She is a national healthcare leader with a passion for innovation and leading industries through profound change. As an active CEO and recognized thought leader, she will be a tremendous asset to the board.”
DeVore will serve on the audit committee.
Prior to her current role, DeVore served as Premier’s chief operating officer after two decades of finance, strategy and health care consulting experience. She has been named multiple times to Modern Healthcare's 100 Most Influential People and Top 25 Women in Healthcare lists.
DeVore received her bachelor’s degree from the University of North Carolina at Charlotte and has a masters of management degree from McGill University.

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ABOUT UNUM GROUP
Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life, Starmount and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness, dental and vision coverage, which help protect millions of working people and their families in the event of an illness or injury. Unum also provides stop-loss coverage to help self-insured employers protect against unanticipated medical costs. The company reported revenues of $11.3 billion in 2017, and provided $6.9 billion in benefits.
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